EXHIBIT 99.1

NV Energy and Great Basin Transmission Finalize Agreement for the One Nevada Transmission Line
LAS VEGAS, Aug 20, 2010 /PRNewswire via COMTEX/ --

NV Energy, Inc. (NYSE: NVE) and Great Basin Transmission, LLC, an affiliate of LS Power, have announced the signing of a definitive agreement to jointly construct and own a 500 kilovolt transmission line in Nevada. According to the agreement, NV Energy will own 25 percent of the One Nevada Transmission Line (ON Line) and purchase Great Basin's share of capacity under a long term agreement. The agreement is subject to review and final approval by the Public Utilities Commission of Nevada and the Federal Energy Regulatory Commission.

The transmission line will provide access to isolated renewable energy resources in parts of northern and eastern Nevada. Additionally, it will connect NV Energy's northern service area with its service area in southern Nevada, which will enhance overall energy-sharing efficiencies and renewable energy utilization.

Michael Yackira, President and Chief Executive Officer for NV Energy, said, "We are pleased to finalize the agreement with our partner, LS Power. ON Line will bring expanded opportunities for renewable resources and provide more jobs for our state. We thank our federal and state delegation for their leadership and for working with us as we advance Nevada's renewable energy future."

"We look forward to working together with NV Energy to make this project a success. It represents a unique collaboration between an independent energy project developer and a local utility to spur renewable energy development and economic growth for Nevada," said Mike Segal, Chairman and Chief Executive Officer for LS Power. "We are grateful for the tremendous support we have received in Nevada, and the leadership of federal and state officials in bringing this project to fruition."

Construction of ON Line is planned to begin later this year, resulting in approximately 400 jobs and millions of dollars in sales and use tax and property tax payments for Nevada counties and schools.

About NV Energy

Headquartered in Las Vegas, NV Energy, Inc. is a holding company with principal subsidiaries Nevada Power Company and Sierra Pacific Power Company doing business as NV Energy. Serving a combined 54,500-square-mile service territory, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually.

About Great Basin Transmission

Great Basin is a single-purpose company formed to develop, finance, construct, own, and operate the Southwest Intertie Project. Great Basin is wholly owned by LS Power, a power generation and transmission group. For more information, visit www.LSPower.com.

This press release may contain forward-looking statements regarding the future performance of Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include for both Nevada Power Company and Sierra Pacific Power Company each d/b/a NV Energy, but are not limited to, construction risks, their ability to maintain access to the capital markets to finance construction, financial and wholesale market conditions, and unfavorable rulings in their pending and future regulatory filings, and the satisfaction of certain contract terms and covenants in the agreement, including Great Basin Transmission LLC's ability to obtain financing. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy are contained in their quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and their Annual Reports on Form 10-K as amended by Form 10-K/A for the year ended December 31, 2009, each filed with the SEC. Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.